Errata
                                       to
  Second Amended Disclosure Statement to Second Amended Plan of Reorganization
   Jointly Proposed by United Pan-Europe Communications N.V. and New UPC, Inc.
                              dated January 7, 2003
                            ("Disclosure Statement")


         1. In "Annex G--Liquidation Analysis," under the section of the table on page G-1 of the Disclosure Statement entitled "Distribution Analysis Summary," the high and low amounts of "General Unsecured Claims" should have read "(256.3)" rather than "(143.5)," the high and low amounts of "Total Unsecured Claims" should have read "(5,883.1)" rather than "(5,770.3)," the low amount of "Net Deficiency to Unsecured Creditors" should have read "(5,764.5)" rather than "(5,651.7)," the high amount of "Net Deficiency to Unsecured Creditors" should have read "(5,714.0)" rather than "(5,601.2)" and the low amount of "Hypothetical Recovery of Unsecured Creditors (%) under Chapter 7 Liquidation" should have read "2.0%" rather than "2.1%" and, therefore, the section of the table entitled "Distribution Analysis Summary" on page G-1 of the Disclosure Statement should have read in its entirety as follows:


                                                                                     Estimated
                                                                                 Liquidation Value
                                                                                -------------------
                                                                                                               Note
                                                                                Low           High          Reference
                                                                            ---------     ----------        ---------
                                                                                  ($ in millions)
DISTRIBUTION ANALYSIS SUMMARY

     Net Liquidation Proceeds Available for Distribution...............        142.1         192.6

         Less:  Secured Claims.........................................         (2.6)         (2.6)             J

     Net Liquidation Proceeds After Secured Claims.....................        139.5         190.0

         Less:  Administrative and Priority Claims.....................        (21.0)        (21.0)             K
                                                                            --------      --------
     Net Liquidation Proceeds Available for

      Unsecured Creditors...............................................       118.5         169.0

         Less:  Unsecured Claims

              Belmarken Notes Claims...................................       (937.5)       (937.5)
              UPC Notes Claims.........................................     (4,688.2)     (4,688.2)
              General Unsecured Claims.................................       (256.3)       (256.3)
              Critical Creditor Claims.................................         (1.0)         (1.0)
                                                                            --------      --------
              Total Unsecured Claims...................................     (5,883.1)     (5,883.1)             L
                                                                            --------      --------
     Net Deficiency to Unsecured Creditors.............................     (5,764.5)     (5,714.0)
                                                                            --------      --------
     Hypothetical Recovery of Unsecured Creditors (%) under Chapter 7
      Liquidation......................................................          2.0%          2.9%

     Hypothetical Recovery of Equity Interests (%) under Chapter 7
      Liquidation.......................................................         0.0%          0.0%


     2. In "Annex G--Liquidation Analysis," under the section "Notes to Liquidation Analysis--Note L--Unsecured Claims" on page G-4 of the Disclosure Statement, the amount "US$143.5 million" in the fifth line thereof should have read "US$256.3 million" and, therefore, the section entitled "Note L--Unsecured Claims" on page G-4 of the Disclosure Statement should have read in its entirety as follows:

     Note L--Unsecured Claims

     Unsecured claims include estimates of Allowed Claims relating to the Critical Creditor Claims, Belmarken Notes Claims, UPC Notes Claims and General Unsecured Claims. The Critical Creditor Claims are estimated at a maximum value of US$1.0 million. The estimates of the Belmarken Notes Claims and the UPC Notes Claims are assumed to be Allowed at the principal amount or accreted value of those notes as of the Chapter 11 filing date. A total amount of US$256.3 million was assumed as the maximum amount of the Allowed General Unsecured Claims; however, the actual amount may be substantially different depending on the amount of General Unsecured Claims ultimately Allowed by the Court.

     3. In "Annex G--Liquidation Analysis," under the section "2. Conclusion" on page G-5 of the Disclosure Statement, the percentage "2.8%" in the third line thereof should have read "2.9%" and the number "US$39.5 million" in the fourteenth line thereof should have read "US$38.4 million," and, therefore, the section entitled "2. Conclusion" on page G-5 of the Disclosure Statement should have read in its entirety as follows:

2.   Conclusion

     As this Liquidation Analysis reflects, the Company and Lazard believe that Holders of the Critical Creditor Claims, the Belmarken Notes Claims (Class 4) and the UPC Notes Claims and General Unsecured Claims (Class 5) would each obtain a recovery of no more than approximately 2.9% of the principal amount or accreted value of their claims in a Chapter 7 liquidation. This recovery to Holders of the Belmarken Notes Claims is only in respect of their claims against the Company and does not include recovery from Belmarken Holding BV and from exercise of their security interests in the common stock of Belmarken Holding BV and UPC Internet Holding BV. The Company and Lazard also believe that Holders in Classes 6, 7, 8, 9 and 10 would receive no distribution in a Chapter 7 liquidation. By contrast, under the Plan, (i) Holders of the Belmarken Notes Claims would receive New UPC Common Stock with a value of approximately 97.8% of the principal amount of their claims, (ii) Holders of the UPC Notes Claims and General Unsecured Claims would receive New UPC Common Stock with a value of approximately 20.6% of the principal amount or accreted value of their claims and (iii) Holders in Classes 6, 7, 8 and 9 would in the aggregate receive New UPC Common Stock issued under the Plan worth approximately US$38.4 million. Holders of Old Other Equity Interests (Class 10) would receive no distribution under the Plan. These recoveries under the Plan are based on an equity value of the reorganized Company of US$1.975 billion and are subject to dilution as provided in the Plan. See "Reorganization Valuation Analysis and Projected Financial Information--Reorganization Valuation Analysis." The Company and Lazard believe that Class 1, Class 2 and Class 3 Claims would be unimpaired under the Plan.

     Based on the foregoing, the Company and Lazard believe that the Plan meets the requirements of Section 1129(a)(7) of the Bankruptcy Code and that each Holder of an Impaired Claim or Interest will recover at least as much under the Plan as in a Chapter 7 liquidation.

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